Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this 20th day of June, 2013, by and between Galectin Therapeutics Inc., a Nevada corporation (the “Company”), and Jack Callicutt, an individual residing in the State of Georgia (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company, all in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the terms, conditions, and mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Employment. The Company hereby employs Executive and Executive hereby accepts employment by the Company upon the terms and conditions hereinafter stated.

2. Term. Unless sooner terminated as provided herein, Executive’s term of employment hereunder shall commence on July 1, 2013 (the “Commencement Date”) and continue until December 31, 2016 (the “Initial Term”). Unless either party provides written notice of non-renewal at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, as defined below, this Agreement shall automatically renew for a period of twelve (12) months and shall automatically be renewed thereafter for subsequent terms of twelve (12) months (each, a “Renewal Term”; the Initial Term and any Renewal Terms are referred to herein collectively as the “Term”).

3. Duties. During the Term, Executive agrees to serve as, and the Company hereby employs Executive as, the Chief Financial Officer of the Company. Executive will report to the Chief Executive Officer of the Company (the “Reporting Officer”). Executive agrees to perform such duties, subject to the reasonable direction of the Reporting Officer, as are customarily performed by chief financial officers in companies of similar size and scope in industries similar to the industry in which the Company operates, including, but not limited to, administrative, financial, and risk management operations of the Company, to include the development of a financial and operational strategy, metrics tied to that strategy, and the ongoing development and monitoring of control systems designed to preserve Company assets and report accurate financial results, as well as compliance with all Securities and Exchange Commission financial requirements applicable to the Company.

4. Compensation. As compensation for services rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive the following as compensation:

(a) Base Salary. An initial base salary of One Hundred Seventy-Five Thousand and No/100 Dollars ($175,000.00) per year from the Commencement Date through through the end of the Initial Term (“Base Salary”). The Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) shall review the Base Salary at least annually during the Term for the purpose of determining whether the Base Salary should be adjusted based on a review of market conditions applicable to base compensation for executives of comparable companies and positions comparable to Executive; provided, however, that Base Salary shall in no event be less than One Hundred Seventy-Five Thousand and No/100 Dollars ($175,000.00) per year. The Compensation Committee shall make a recommendation to the Board of Directors for any adjustment to Base Salary; and

(b) Annual Performance Bonus. An annual bonus, based on Executive achieving the performance objectives set forth in Exhibit A attached hereto, equal to twenty percent (20%) of Base Salary (“Performance Bonus”). Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to make any payment of the Performance Bonus in the event that Executive is terminated for Cause (as defined below) by the later of: (i) the end of the applicable calendar year or (ii) the date after the end of the calendar year that it is determined that Cause for such termination did exist, so long as the process for termination for Cause was initiated in accordance with Section 6(b) below prior to the end of the applicable calendar year; and

(c) Signing Bonus. A one-time signing bonus in the amount of Ten Thousand and No/100 Dollars ($10,000.00) (“Signing Bonus”), such Signing Bonus to be due and payable by the Company to Executive within thirty (30) days of the Commencement Date.

Base Salary shall be payable in accordance with the Company’s customary payroll practices and each of Base Salary, Signing Bonus and any Performance Bonus shall be subject to normal withholding and payroll deductions. Base Salary and any Performance Bonus shall be subject to periodic review by the Compensation Committee. Any Performance Bonus payable pursuant to this Agreement shall be paid by the Company to Executive no later than January 31 of the calendar year after the year in which the Performance Bonus was earned by the Executive.

5. Other Compensation. In addition to his Base Salary and Performance Bonus, the Company shall provide to Executive such other benefits as are customarily provided to other similarly situated employees at the Company, subject to eligibility as provided in each such benefit plan or program. By way of example, Executive shall:

(a) be eligible to participate in employee fringe benefits and pension and/or profit-sharing plans that may be provided by the Company to its employees in accordance with the provisions of any such benefit plans, as the same may be in effect from time to time, including without limitation, the Company’s 401(k) profit-sharing plan and matching of Executive’s contributions thereunder by the Company; the Company and Executive acknowledge and agree that (i) as of the date hereof, the Company will match four percent (4%) of the amount that Executive contributes to the 401(k) profit-sharing plan, and (ii) such level of matching may be revised as mutually agreed upon by the Company and Executive from time to time;

(b) be eligible to receive term life insurance benefits paid by the Company equal to Executive’s Base Salary, as adjusted from time to time and, at the election of Executive within thirty (30) days of the Commencement Date, elect to purchase additional life insurance and/or accidental death and dismemberment insurance at Executive’s sole cost and expense. Executive acknowledges and agrees that if Executive does not make the election to purchase such additional life insurance and/or accidental death and dismemberment insurance within the time specified, Executive shall have no right to purchase such insurance though the Company’s plan;

(c) be granted options to purchase 200,000 shares (the “Options”) of the Company’s common stock under the terms and conditions of the Stock Option Agreement attached hereto as Exhibit B (“Stock Option Agreement”) and Pro-Pharmaceuticals, Inc. Amended and Restated 2009 Incentive Compensation Plan (“Stock Option Plan”). The Stock Option Agreement shall provide for the Options to vest as follows: 25,000 shares on December 31, 2013, 50,000 shares on December 31, 2014, 50,000 shares on December 31, 2015 and 75,000 shares on December 31, 2016. In addition, the Stock Option Agreement shall provide that all of the Options not already vested shall vest one hundred percent (100%) upon the occurrence of a Change of Control (as defined below) and for Executive to have the right to a cashless exercise of the Options, in whole or in part;

(d) be eligible to participate in employee incentive stock option plans that may be provided by the Company to its employees in accordance with the provisions of the Stock Option Plan and any other such plans, as the same may be in effect from time to time;

(e) be eligible to participate in any medical, pharmacy benefit and other health plans (the policies covering both Executive, his spouse and his children that are eligible for coverage being the “Health Insurance”) or other employee welfare benefit plans that may be provided by the Company to its employees in accordance with the provisions of any such plans, as the same may be in effect from time to time (and the Company covenants to provide Health Insurance at all times); provided, however, that fifteen percent (15%) of the cost of participating in any such medical and health plans shall be paid by Executive;

(f) during each calendar year, be entitled to twenty (20) business days as paid vacation days (all of which accrue on the first day of each calendar year and shall be pro rated for 2013), in addition to all paid holidays given by the Company to its employees. All vacation days must be used used during the applicable calendar year or shall be deemed forfeited, except that Executive may carryover up to a maximum of ten (10) business days from one calendar year to the next, but may not at any time have more than ten (10) business days available as such a carryover during the Term;

(g) be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to similarly situated employees from time to time; and

(h) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company’s normal policies in effect from time to time.

Executive shall not be entitled to receive any additional benefits or compensation other than as set forth in Section 4 above and this Section 5. For purposes of this Agreement, a “business day” is a day on which the Company is open for business and shall not include a Saturday, Sunday or legal holiday.

6. Termination.

(a) In the event of Executive’s death or disability, all obligations of the Company under this Agreement shall terminate except with respect to (i) payment of Base Salary accruing prior to such death or disability, (ii) payment of a portion of the amount of the Performance Bonus equal to the maximum amount of the Performance Bonus multiplied by a fraction, (A) the numerator of which shall be the number of days elapsed from the beginning of the calendar year in which such death or disability occurs and (B) the denominator of which shall be the total number of days in the calendar year in which such death or disability occurs (being 365 in a full year and 184 in 2013), (iii) continuation of medical and other insurance benefits in accordance with the benefit programs provided to Executive, and (iv) in the case of disability, payment of such disability benefits as Executive is entitled to receive in accordance with the applicable plan or program. As used herein, “disability” means the inability of Executive to perform those duties and responsibilities that are the essential functions of Executive’s position due to illness, accident or any other physical or mental incapacity after a period of reasonable accommodation for such disability, and as determined in accordance with the applicable disability insurance policy.

(b) During the Term, the Company may terminate Executive’s employment without Cause or for Cause. In the event that Executive’s employment is terminated for Cause, the Company shall give written notice of termination to Executive (such termination to be effective after compliance with the notice and cure and other procedures set forth below in this subsection, as applicable), which notice shall specify Cause in reasonable detail. As used herein, “Cause” shall mean: (i) a good faith finding by the Company of Executive’s failure to perform his material duties hereunder; (ii) Executive’s violation of the Company’s code of conduct; (iii) Executive’s act(s) or omission(s) amounting to willful misconduct or gross negligence in the performance of his duties hereunder to the detriment of the Company; (iv) Executive’s fraud or embezzlement against the Company, its suppliers or customers; (v) Executive’s conviction of or pleading guilty to any felony under applicable law; or (vi) Executive’s failure to observe or perform any covenant, condition or provision of Sections 9 through 12, inclusive, of this Agreement. Except as to the immediately preceding clauses (iv), (v) or (vi) and with respect to those Causes that are not capable of being cured, Executive will have thirty (30) days from the date he receives written notice from the Company specifying in reasonable detail the events or circumstances constituting Cause to cure such Cause, and upon such timely cure, such Cause shall be deemed not to have occurred; provided, however, the Company shall be obligated to give Executive notice (and an opportunity to cure) only once in any twelve (12) consecutive month period with respect to similar acts or omissions giving rise to such Cause.

(e) Executive may voluntarily resign Executive’s position with the Company for Good Reason, at any time on thirty (30) days’ written notice to the Reporting Officer (after compliance with the cure and other procedures set forth below in this subsection, as applicable). Executive will be deemed to have resigned for “Good Reason” if Executive voluntarily terminates Executive’s employment with the Company within sixty (60) days after the occurrence of one or more of the following circumstances: (i) the Company’s material breach of this Agreement; (ii) Executive’s position and/or duties are changed from those contemplated herein such that Executive’s duties are no longer consistent with the position of a chief financial officer of a company comparable to the Company; or (iii) in the event that the Executive is required to spend an average of fifty percent (50%) or more of his time spent on the business of the Company outside of the Atlanta metropolitan area, regardless of the location of the Company’s headquarters. For purposes of this Agreement, Good Reason based on clause (iii) above shall be determined by taking the average time that Executive spends on the business of the Company outside of the Atlanta metropolitan area during any one hundred twenty (120) day period during the Term. Notwithstanding anything contained in this Subsection (c), with respect to any claim of Good Reason by Executive, the Company shall be provided with written notice of the specific circumstance giving rise to Good Reason and, with respect to clauses (i) and (ii) above, thirty (30) days from receipt of written notice in which to cure such circumstance or, with respect to clause (iii) above, thirty (30) days within which to provide assurances reasonably acceptable to Executive that the time requirement for Executive outside of the Atlanta metropolitan area thereafter will be less than the threshold specified in clause (iii).

7. Obligations of the Company Upon Termination.

(a) If either (i) the Company terminates Executive’s employment for Cause during the Term, or (ii) Executive terminates his employment during the Term for any reason other than Good Reason, then this Agreement shall terminate without further obligations on the part of the Company to Executive under Sections 4 and 5 of this Agreement, other than for payment of Executive’s Base Salary accrued through the date of termination, to the extent not theretofore paid and reimbursement of any unreimbursed expenses.

(b) If either (i) Executive terminates this Agreement for Good Reason or (ii) the Company terminates this Agreement without Cause, then the Company shall pay to Executive

(1) Executive’s Base Salary accrued through the date of termination, to the extent not theretofore paid, (2)(A) if such termination occurs within twelve (12) months after the Commencement Date, an amount equal to three (3) months of Executive’s Base Salary, or (B) if such termination occurs after the period specified in (A) above, but prior to the date that is eighteen (18) months after the Commencement Date, an amount equal to six (6) months of Executive’s Base Salary or (C) if such termination occurs after the period specified in (B) above, but prior to the date that is thirty-twenty-four (24) months after the Commencement Date, an amount equal to nine (9) months of Executive’s Base Salary, in any case payable within thirty (30) days after the date of such termination, (3) reimbursement of any unreimbursed expenses and (4) payment of a portion of the amount of the Performance Bonus equal to the maximum amount of the Performance Bonus multiplied by a fraction, (A) the numerator of which shall be the number of days elapsed from the beginning of the calendar year in which such termination occurs and (B) the denominator of which shall be the total number of days in the calendar year in which such termination occurs (being 365 in a full year and 184 in 2013). In exchange for any such payments, Executive shall execute, within thirty (30) days following such termination, a full release of the Company and its affiliates from all obligations other than as set forth in this Section 7(c) or from any usual and customary indemnification obligations of the Company to Executive as an officer thereof, in form and substance acceptable to the Company in its sole discretion. Notwithstanding the foregoing, the Company shall not be obligated to make any payments pursuant to this Section 7(c) until it has received such release, fully executed by Executive. For avoidance of doubt, nonrenewal of this Agreement pursuant to Section 2 hereof shall not constitute a termination by the Company without Cause hereunder and shall not entitle Executive to receive any payments pursuant to this Section 7(c).

(d) The parties hereto agree that Executive may designate, by written notice to the Company, a beneficiary to receive the payments described in Sections 6 and 7 in the event of his death. The designation of any such beneficiary may be changed by Executive from time to time by written notice to the Company. In the event Executive fails to designate a beneficiary as herein provided, any payments which are otherwise to be made to a designated beneficiary under Sections 6 and 7 shall be made to the legal representative of Executive’s estate.

8. Change of Control.

(a) For purposes of this Agreement, unless the Board of Directors of the Company determines otherwise, a “Change of Control” of the Company shall be deemed to have occurred at such time as:

(i) any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company’s outstanding voting securities or rights to acquire such securities, except for any voting securities issued or purchased under any employee benefit plan of the Company or its subsidiaries;

(ii) a plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or similar transaction is approved or occurs or is effectuated pursuant to which the Company is not the resulting or surviving entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated only upon receipt of all required regulatory approvals not including the lapse of any required waiting periods; or

(iii) a plan of liquidation of the Company is adopted and completed or an agreement for the sale or liquidation of the Company is approved and completed.

(b) If, within the period ending twelve (12) months after the date of a Change of Control (the “Change Period”), Executive’s employment with the Company is (i) terminated without Cause by the Company (or by the acquiring or successor business entity following a Change of Control), or (ii) terminated for Good Reason by Executive, the Company shall pay to Executive (A) Executive’s Base Salary accrued through the date of termination, to the extent not theretofore paid, (B) reimbursement of any unreimbursed expenses, (C) a portion of the amount of the Performance Bonus equal to the maximum amount of the Performance Bonus multiplied by a fraction, (X) the numerator of which shall be the number of days elapsed from the beginning of the calendar year in which such termination occurs and (Y) the denominator of which shall be the total number of days in the calendar year in which such termination occurs (being 365 in a full year and 184 in 2013) and (D) an amount equal to twelve (12) months of Executive’s Base Salary, payable in a lump sum no later than thirty (30) days following such termination. Upon any such Change of Control, Executive’s unvested options to purchase shares of the Company’s common stock shall be one hundred percent (100%) vested, but shall otherwise continue to be governed by the terms and conditions of the Stock Option Agreement attached hereto as Exhibit B and any related stock option plan.

(c) Notwithstanding the foregoing, if, in connection with a transaction that technically meets, or may meet, the definition of Change of Control as set forth in Section 8(a) above, Executive’s employment by the Company or a successor to the Company is terminated, but Executive is immediately re-hired as an employee of a successor to the Company or surviving company in such a transaction in a comparable position, with the same or greater total annual cash compensation, including bonus potential, and with an employment agreement containing substantially equivalent provisions as this Agreement with respect to termination of the Executive and severance, no benefits shall be payable to Executive under Section 8(b).

9. Definitions. The following defined terms shall have the meanings ascribed below. All other terms shall be given their normal and common usage.

(a) “Company Business” shall mean the research and development of therapeutic agents whose primary pharmacological mechanisms of action modify galectins and are applicable in the treatment of fibrosis, cancer and related diseases.

(b) “Competing Business” shall mean any person or entity that engages in a commercial business that is the same or substantially similar to the Company Business.

(c) “Confidential Information” shall mean data and information: (i) relating to the Company Business, regardless of whether the data or information constitutes a trade secret as that term is defined in the Georgia Trade Secrets Act or any other applicable trade secrets law; (ii) disclosed to Executive or of which Executive became aware as a consequence of Executive’s relationship with the Company; (iii) having value to the Company; (iv) not generally known to competitors of the Company; and (v) which includes trade secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information; provided, however, that such term shall not mean data or information (A) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Executive without authorization from the Company; (B) which has been independently developed and disclosed by others; or (C) which has otherwise entered the public domain through lawful means.

(d) “Key Employee” shall mean an employee who, by reason of the Company’s investment of time, training, money, trust, exposure to the public, or exposure to customers, vendors, or other business relationships during the course of the employee’s employment with the Company, has gained a high level of notoriety, fame, reputation, or public persona as the Company’s representative or spokesperson or has gained a high level of influence or credibility with the Company’s customers, vendors, or other business relationships or is intimately involved in the planning for or direction of the Company Business or a defined unit of the Company Business. Such term shall also mean an employee in possession of selective or specialized skills, learning, or abilities or customer contacts or customer information who has obtained such skills, learning, abilities, contacts, or information by reason of having worked for the Company.

(e) “Material Contact” shall mean the contact between Executive and each customer or potential customer of the Company: (i) with whom or which Executive dealt on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by Executive; (iii) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company; or (iv) who receives products and services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within two (2) years prior to the date of the separation of Executive’s employment with the Company.

(f) “Professional” shall mean an employee who has as a primary duty the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality, or talent in a recognized field of artistic or creative endeavor. Such term shall not include employees performing technician work using knowledge acquired through on-the-job and classroom training, rather than by acquiring the knowledge through prolonged academic study, such as might be performed, without limitation, by a mechanic, a manual laborer, or a ministerial employee.

(g) “Territory” shall mean the geographic area where Executive is working at the time of the separation of Executive’s employment with the Company.

10. Representations by Executive.

(a) Executive hereby represents and warrants that he will take the time to fully understand the scope of the Company Business as soon as reasonably possible after the Commencement Date.

(b) Executive represents and warrants that Executive will engage in at least one of the following activities or sets of activities on behalf of the Company: (i) customarily and regularly solicits for the Company customers or prospective customers; (ii) customarily and regularly engages in making sales or obtaining orders or contracts for products or services to be performed by others; (iii) performs the following duties: (A) has a primary duty of managing the enterprise in which Executive is employed or of a customarily recognized department or subdivision thereof, (B) customarily and regularly directs the work of two or more employees, and (C) has the authority to hire or fire other employees or has particular weight given to suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees; or (iv) performs the duties of a Key Employee or of a Professional.

(c) Executive represents and warrants that the limited covenants contained in Section 11 below: (i) are fair and reasonable in that they are required for the protection of the legitimate business interests of the Company, including its customer relationships and Confidential Information; (ii) are not greater than are necessary for the protection of the Company in light of the substantial harm that the Company will suffer should Executive breach any of the provisions of said covenants or agreements; (iii) form material consideration for this Agreement; and (iv) do not prohibit Executive from engaging in his business, trade or profession, or from becoming gainfully employed in such a way as to provide a standard of living for himself, the members of his family, and those dependent upon him, to which he and they have become accustomed and may expect.

(d) After consulting with an attorney or freely choosing not to consult with an attorney, Executive hereby represents and warrants as to the reasonableness of each of the covenants set forth in Section 11 below, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the purpose, consideration for or scope of any or all of the covenants set forth in Section 11 below.

(e) Executive acknowledges the duty and responsibility to maintain and safeguard all Company property issued and/or provided to Executive, which includes all Confidential Information in any medium. Executive further acknowledges that such property is and shall always remain the property of the Company and is to be returned to the Company promptly, upon request, and immediately upon the separation of Executive’s employment with the Company at the Company’s expense and in a manner approved by the Company. If the event that Executive does not return such property to the Company upon the separation of Executive’s employment, Executive understands and hereby expressly consents that the Company, at its sole election, may debit against any monies owed to Executive the full replacement cost of such property, subject to any and all applicable law.

11. Covenants Necessary to the Company’s Business.

(a) Restrictions on Competition During Employment. Executive hereby covenants and agrees that, at any and all times during the term of Executive’s employment with the Company, Executive will not, on behalf of any Competing Business, engage in any act of competition against the interests of the Company or any of its affiliates, assigns or successors, as applicable, in any geographic territory wherein the Company engages in the Company Business, regardless of the capacity in which Executive is acting on behalf of the Competing Business. With respect to this covenant restricting Executive’s behavior during the Term of Executive’s employment only, prohibited acts of competition include, without limitation, the following: (i) performing any services for a Competing Business; (ii) soliciting or recruiting any customer or prospective customer of the Company for a Competing Business; and/or (iii) hiring, recruiting or soliciting any employee of the Company for a Competing Business. For purposes of this Agreement, references to “affiliates” of the Company shall mean any party that controls, is under common control with, or is controlled by, the Company.

(b) Non-Solicitation of Customers Following Employment. Executive covenants and agrees that, for a period of eighteen (18) months following the separation of Executive’s employment with the Company, regardless of the reason for separation, Executive will not, either directly or indirectly, in competition with the Company Business, solicit, entice or recruit for a Competing Business, attempt to solicit, entice or recruit for a Competing Business, or attempt to divert or appropriate to a Competing Business, any actual or prospective customer of the Company with whom Executive had Material Contact on behalf of the Company; provided that this Section 11(b) shall terminate thirty (30) days after termination of Executive’s employment unless the Company provides a written list of actual or prospective customers of the Company with which it believes Executive had Material Contact; provided further, that Executive shall review such list of actual or prospective customers and, within ten (10) days after delivery thereof to Executive, confirm in writing to the Company that such list is accurate and complete or, if Executive does not agree with such list, advise the Company as to any such disagreement. Executive and the Company agree to use their good faith best efforts to resolve any disagreement as to the contents of the list specified herein.

(c) Non-Competition Following Employment. Executive covenants and agrees that, for a period of eighteen (18)months following the separation of Executive’s employment with the Company, regardless of the reason for separation, Executive shall not, within the Territory and on behalf of a Competing Business, either directly or indirectly (whether through affiliates, subsidiaries or otherwise), perform any duties that are the same or similar to those that he performed for the Company within two (2) years prior to the separation of Executive’s employment. Executive further covenants and agrees that, for a period of eighteen (18)months following the separation of Executive’s employment with the Company, he shall not, either directly or indirectly (whether through affiliates, subsidiaries or otherwise), perform any duties that are the same or similar to those that he performed for the Company within two (2) years prior to the separation of Executive’s employment on behalf of the entities engaged in a Competing Business. Notwithstanding the foregoing, nothing contained in this Subsection (c) shall be deemed or interpreted to prevent Executive from accepting a position with an employer that is engaged in business that includes, but is not limited to, a Competing Business so long as Executive’s duties, responsibilities and/or activities for such employer during the time period specified herein do not include, directly or indirectly, duties, responsibilities or activities involving the Competing Business portion of such employer’s business.

(d) Non-Solicitation of Employees Following Employment. Executive covenants and agrees that, for a period of eighteen (18)months following the separation of Executive’s employment with the Company, regardless of the reason for separation, Executive will not, either directly or indirectly, solicit, entice, encourage, cause, or recruit any person employed by the Company and with whom Executive had contact during Executive’s employment with the Company to leave such person’s employment with the Company to join a Competing Business; provided that general solicitations of employment through media of general circulation and not directly targeting the Company’s employees shall not be a breach of this provision.

(e) Protection of Confidential Information. Executive recognizes the interest of the Company in maintaining the confidential nature of its Confidential Information. Accordingly, and in addition to the covenants described in subparagraphs (a) through (d) above, Executive covenants and agrees that Executive will not, at any time, other than in the performance of Executive’s duties for the Company, both during and after Executive’s employment with the Company, communicate or disclose to any person or entity, or use for Executive’s benefit, or for the benefit of any other person or entity, including any Competing Business, either directly or indirectly, any of the Company’s Confidential Information.

12. Legal Remedies. Executive acknowledges and agrees that by virtue of the duties and responsibilities attendant to Executive’s employment with the Company and Executive’s access to Confidential Information, the Company will suffer irreparable loss and damage if Executive should breach or violate any of the covenants and agreements contained in Section 11 of this Agreement. Executive therefore agrees and consents that, in addition to any other remedies available to the Company, the Company shall be entitled to a temporary restraining order, preliminary injunction and/or permanent injunction, without any bond or other security being required, to prevent a breach or contemplated breach by Executive and by any person or entity to whom Executive provides or proposes to provide any services in violation of any of the covenants or agreements contained in Section 11 of this Agreement. Any rights created by this Agreement shall be in addition to, and not in lieu of, any other remedies that may exist under any applicable law or in equity.

13. Governing Law. The laws of the State of Georgia, including without limitation those contained in O.C.G.A. §§ 13-8-50 et seq., shall govern the validity, interpretation, construction, performance and enforcement of this Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15. Waiver. The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party. The failure of a party at any time to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.

16. Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal; provided, however, if the provision so held to be invalid, unenforceable or otherwise illegal cannot be reformed so as to be valid and enforceable, then it shall be severed from, and shall not affect the enforceability of, the remaining provisions of the Agreement.

17. Construction. The parties acknowledge that they have fully read, understood and unconditionally accepted this Agreement, after having the opportunity to consult with an attorney, and acknowledge that this Agreement is mutual and binding upon all parties hereto.

18. Notices. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by telefax, “pdf” or sent by a recognized overnight delivery service which guarantees next day delivery (“Overnight Delivery”), or mailed registered or certified mail, return receipt requested, postage prepaid, transmitted or addressed to the intended recipient as set forth below:

in the case of the Company to:	Galectin Therapeutics Inc. 4960 Peachtree Industrial Blvd. Suite 240 Norcross, GA 30071 Facsimile: (770) 864-1327 Attn: Harold H. Shlevin, PhD

with a copy to:	Arnall Golden Gregory LLP 171 17th Street NW, Suite 2100 Atlanta, GA 30363 Facsimile: 404-873-8629 Attn: Adam S. Skorecki, Esq.

and in the case of Executive to:	Jack Callicutt 9865 Bankside Dr. Roswell, GA 30076 Facsimile:

with a copy to:

or at such other addresses as any party hereto notifies the other parties hereof in writing in accordance with this Section. The parties hereto agree that notices or other communications that are sent in accordance herewith (a) by personal delivery, telefax or “pdf”, will be deemed received on the day sent or on the first business day thereafter if not sent on a business day, (b) by Overnight Delivery, will be deemed received on the first business day immediately following the date sent, and (c) by U.S. mail, will be deemed received three (3) business days immediately following the date sent.

19. Benefit. This Agreement is not assignable or delegable, in whole or in part, by Executive without the prior written consent of the Company. Notwithstanding the foregoing, the covenants of Executive contained in this Agreement shall be binding upon Executive’s heirs and legal representatives and shall survive the termination of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. Furthermore, the Company shall have the right to assign this Agreement to its successors and assigns, and all covenants herein shall inure to the benefit of, and be enforceable by, said successors and assigns.

20. Modification. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and may be amended or superseded only by an agreement in writing signed by the parties hereto. No action or course of conduct shall constitute a waiver of any of the terms and conditions hereof, unless such waiver is specified in writing and, in the case of such action by the Company, approved by the Reporting Officer, and then only to the extent so specified.

21. Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

22. Litigation Assistance. Executive agrees that following the termination of his employment hereunder, regardless of the reason for or manner of such termination, other than death or a disability that prevents his cooperation, he shall, upon reasonable notice, furnish such information and give such assistance to the Company in any controversy or matter involving litigation as may reasonably be requested by the Company. The Company shall compensate Executive for all reasonable out-of-pocket expenses incurred while so assisting the Company and shall pay Executive a per diem equal to the Executive’s last Base Salary under this Agreement divided by two hundred twenty three (223). Executive is not obligated to assist in any controversy or litigation between the Company and Executive.

23. Interpretation. Should any provision of this Agreement require a judicial interpretation, it is agreed that the judicial body interpreting or construing this Agreement shall not apply the assumption that the terms of this Agreement shall be more strictly construed against one party by reason of the rule of legal construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement. The parties acknowledge and agree that they and their agents have each had the opportunity to participate equally in the negotiations and preparation of this Agreement, and Executive acknowledges that he has had the opportunity to consult legal counsel regarding the terms hereof.

24. No Limitation. Notwithstanding anything to the contrary, nothing in this Agreement shall be construed to limit the common law rights of the Company and/or its affiliates with respect to their Confidential Information.

25. Intentionally Omitted.

26. Survival. Sections 9 through 26 hereof shall survive the termination of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

GALECTIN THERAPEUTICS INC.

By:	/s/ Peter G. Traber
Name:	Peter G. Traber, MD
Title:	Chief Executive Officer and Chief Medical Officer

EXECUTIVE:

/s/ Jack Callicutt
Jack Callicutt

[Signature page to Employment Agreement]

EXHIBIT A

ANNUAL PERFORMANCE BONUS OBJECTIVES

EXHIBIT B

Stock Option Agreement

[See attached.]

STOCK OPTION AGREEMENT

GALECTIN THERAPEUTICS INC.

INCENTIVE STOCK OPTION AGREEMENT

FOR

JACK CALLICUTT

AGREEMENT

1. Grant of Option. Galectin Therapeutics Inc., a Nevada corporation (the “Company”) hereby grants, as of July 1, 2013 (“Date of Grant”), to Jack Callicutt (the “Optionee”) an option (the “Option”) to purchase up to two hundred thousand (200,000) shares of the Company’s common stock, $0.01 par value per share (the “Shares”), at an exercise price per share equal to $4.41 (the “Exercise Price”). The Option shall be subject to the terms and conditions set forth herein. The Option is being issued pursuant to the Company’s 2009 Incentive Compensation Plan (the “Plan”), which is incorporated herein for all purposes. The Option is an Incentive Stock Option and not a Non-Qualified Stock Option. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions hereof and thereof and all applicable laws and regulations.

2. Definitions. Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributed thereto in the Plan.

3. Exercise Schedule. Except as otherwise provided in Sections 6 or 9 of this Agreement, or in the Plan, the Option is exercisable in installments as provided below, which shall be cumulative. To the extent that the Option has become exercisable with respect to a specified number of Shares as provided below, the Option may thereafter be exercised by the Optionee, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein. The following table indicates each date (the “Vesting Date”) upon which the Optionee shall be entitled to exercise the Option with respect to the number of Shares granted as indicated beside the date, provided that the Continuous Service of the Optionee continues through and on the applicable Vesting Date:

Number of Shares	Vesting Date

25,000	December 31, 2013

50,000	December 31, 2014

50,000	December 31, 2015

75,000	December 31, 2016

1

For the avoidance of doubt, in the event the Optionee’s employment ends on December 31, 2016 other than termination for Cause (as defined in that certain Employment Agreement between the Company and Optionee, dated June 20, 2013), Optionee shall be deemed to have satisfied the Continuous Service requirement through such date and this Option shall be fully vested.

Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date. Except as otherwise specifically provided herein, upon the termination of the Optionee’s Continuous Service, any unvested portion of the Option shall terminate and be null and void.

4. Method of Exercise. The vested portion of this Option shall be exercisable in whole or in part in accordance with the exercise schedule set forth in Section 3 hereof by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price as determined pursuant to Section 5 hereof. This Option shall be deemed to be exercised after both (a) receipt by the Company of such written notice accompanied by the Exercise Price and (b) arrangements that are satisfactory to the Committee in its sole discretion have been made for Optionee’s payment to the Company of the amount, if any, that is necessary to be withheld in accordance with applicable Federal or state withholding requirements. No Shares shall be issued pursuant to the Option unless and until such issuance and such exercise shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Shares then may be traded.

5. Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee: (a) cash; or (b) check; or (c) with Shares owned by the Optionee, or the withholding of Shares that otherwise would be delivered to the Optionee as a result of the exercise of the Option or (d) pursuant to a “cashless exercise” procedure, by delivery of a properly executed exercise notice together with such other documentation, and subject to such guidelines, as the Committee shall require to effect an exercise of the Option and delivery to the Company by a licensed broker acceptable to the Company of proceeds from the sale of Shares, or (e) such other consideration or in such other manner as may be determined by the Committee in its absolute discretion.

2

6. Termination of Option.

(a) General. Any unexercised portion of the Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(i) unless the Committee otherwise determines in writing in its sole discretion (see Attachment A), three (3) months after the date on which the Optionee’s Continuous Service is terminated other than by reason of (A) by the Company or a Related Entity for Cause, (B) a Disability of the Optionee as determined by a medical doctor satisfactory to the Committee, or (C) the death of the Optionee;

(ii) immediately upon the termination of the Optionee’s Continuous Service by the Company or a Related Entity for Cause;

(iii) twelve (12) months after the date on which the Optionee’s Continuous Service is terminated by reason of a Disability as determined by a medical doctor satisfactory to the Committee;

(iv) twelve (12) months after the date of termination of the Optionee’s Continuous Service by reason of the death of the Optionee;

(v) the tenth (10th) anniversary of the date as of which the Option is granted.

(b) Cancellation. To the extent not previously exercised, (i) the Option shall terminate immediately in the event of (A) the liquidation or dissolution of the Company, or (B) any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive or the Shares are exchanged for or converted into securities issued by another entity, or an affiliate of such successor or acquiring entity, unless the successor or acquiring entity, or an affiliate thereof, assumes the Option or substitutes an equivalent option or right pursuant to Section 10(c)(ii) of the Plan, and (ii) the Committee in its sole discretion may by written notice (“cancellation notice”) cancel, effective upon the consummation of any transaction that constitutes a Change in Control, the Option (or portion thereof) that remains unexercised on such date. The Committee shall give written notice of any proposed transaction referred to in this Section 6(b) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after approval of such transaction), in order that the Optionee may have a reasonable period of time prior to the closing date of such transaction within which to exercise the Option if and to the extent that it then is exercisable (including any portion of the Option that may become exercisable upon the closing date of such transaction). The Optionee may condition his exercise of the Option upon the consummation of a transaction referred to in this Section 6(b).

7. Transferability. Unless otherwise determined by the Committee, the Option granted hereby is not transferable otherwise than by will or under the applicable laws of descent and distribution, and during the lifetime of the Optionee the Option shall be exercisable only by the Optionee, or the Optionee’s guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any

3

way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

8. No Rights of Stockholders. Neither the Optionee nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any Shares purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date on which the Shares are issued.

9. Acceleration of Exercisability of Option.

(a) Acceleration Upon Certain Terminations or Cancellations of Option. So long as this Option has not terminated pursuant to Section 6(a) hereof, this Option shall become immediately fully exercisable immediately prior to the occurrence of any event that would result in (i) the Option being terminated pursuant to Section 6(b)(i) hereof, or (ii) the Company exercising its discretion to provide a cancellation notice with respect to the Option pursuant to Section 6(b)(ii) hereof.

(b) Acceleration Upon Change in Control. Subject to Section 9(a) above and so long as this Option has not terminated pursuant to Section 6(a) hereof, this Option shall become immediately fully exercisable immediately prior to the occurrence of any event that qualifies as a “Change in Control”, as defined in Section 9(b) of the Plan.

10. No Right to Continued Employment. Neither the Option nor this Agreement shall confer upon the Optionee any right to continued employment or service with the Company.

11. Law Governing. This Agreement shall be governed in accordance with and governed by the internal laws of the State of Georgia.

12. Incentive Stock Option Treatment. The terms of this Option shall be interpreted in a manner consistent with the intent of the Company and the Optionee that the Option qualify as an Incentive Stock Option under Section 422 of the Code. If any provision of the Plan or this Agreement shall be impermissible in order for the Option to qualify as an Incentive Stock Option, then the Option shall be construed and enforced as if such provision had never been included in the Plan or the Option. If and to the extent that the number of Options granted pursuant to this Agreement exceeds the limitations contained in Section 422 of the Code on the value of Shares with respect to which this Option may qualify as an Incentive Stock Option, this Option shall be a Non-Qualified Stock Option.

13. Interpretation / Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the

4

amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan adopted by the Committee as may be in effect from time to time. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Optionee accepts the Option subject to all of the terms and provisions of the Plan and this Agreement. The undersigned Optionee hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement, unless shown to have been made in an arbitrary and capricious manner.

14. Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at 4960 Peachtree Industrial Blvd., Suite 240, Norcross, GA 30071, or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to the Optionee’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

15. Section 409A.

(a) It is intended that the Option awarded pursuant to this Agreement be exempt from Section 409A of the Code (“Section 409A”) because it is believed that (i) the Exercise Price may never be less than the Fair Market Value of a Share on the Grant Date and the number of shares subject to the Option is fixed on the original Date of Grant, (ii) the transfer or exercise of the Option is subject to taxation under Section 83 of the Code and Treas. Reg. 1.83-7, and (iii) the Option does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Option. The provisions of this Agreement shall be interpreted in a manner consistent with this intention, and the provisions of this Agreement may not be amended, adjusted, assumed or substituted for, converted or otherwise modified without the Optionee’s prior written consent if and to the extent that the Company believes or reasonably should believe that such amendment, adjustment, assumption or substitution, conversion or modification would cause the award to violate the requirements of Section 409A. In the event that either the Company or the Optionee believes, at any time, that any benefit or right under this Agreement is subject to Section 409A, then the Committee may (acting alone and without any required consent of the Optionee) amend this Agreement in such manner as the Committee deems necessary or appropriate to be exempt from or otherwise comply with the requirements of Section 409A (including without limitation, amending the Agreement to increase the Exercise Price to such amount as may be required in order for the Option to be exempt from Section 409A).

(b) Notwithstanding the foregoing, the Company does not make any representation to the Optionee that the Option awarded pursuant to this Agreement is exempt from, or satisfy, the requirements of Section 409A, and the Company shall have

5

no liability or other obligation to indemnify or hold harmless the Optionee or any Beneficiary for any tax, additional tax, interest or penalties that the Optionee or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, that either is consented to by the Optionee or that the Company reasonably believes should not result in a violation of Section 409A, is deemed to violate any of the requirements of Section 409A.

6

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the June 20, 2013.

COMPANY:

GALECTIN THERAPEUTICS INC., a Nevada corporation

By:	/s/ Peter G. Traber

Name:	Peter G. Traber, MD

Title:	Chief Executive Officer and Chief Medical officer

The Optionee acknowledges receipt of a copy of the Plan and represents that he has reviewed the provisions of the Plan and this Option Agreement in their entirety, is familiar with and understands their terms and provisions, and hereby accepts this Option subject to all of the terms and provisions of the Plan and the Option Agreement. The Optionee further represents that he has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement.

Dated:	June 20 2013	OPTIONEE:

		By:	/s/ Jack Callicutt

Jack Callicutt

7